PRESS RELEASE



For Immediate Release


RECAPITALIZATION AGREEMENT FOR TEKNI-PLEX, INC.

April 14, 2000

New York, New York - MST Management, L.P. ("MST") and Tekni-Plex, Inc. ("Tekni-Plex") announced today that agreement has been reached with an investor group including Weston Presidio Capital and senior management of Tekni-Plex on a proposal for the recapitalization of Tekni-Plex.

MST provides investment management services for MST Partners, L.P. and MST Offshore Partners C.V., the two funds that own the controlling interest in Tekni-Plex. The proposed recapitalization values Tekni-Plex at $875 million, and has been structured to provide investors in Tekni-Plex with the alternative of cashing out their interests or rolling them over into continuing interests in the recapitalized company.

The recapitalization is being pursued in order to provide liquidity to certain investors in Tekni-Plex, including the funds managed by MST. Tekni-Plex currently anticipates completing the recapitalization before the end of its fiscal year 2000. The recapitalization is subject to various contingencies, including the availability of sufficient debt and equity financing on terms acceptable to Tekni-Plex and certain of its principal investors, and approval by various investors in Tekni-Plex. Consummation of the recapitalization is also subject to the approval of the limited partners in each of the two funds. The agreement prohibits solicitation of third party offers by MST and Tekni-Plex but allows MST and Tekni-Plex to entertain and respond to unsolicited third party proposals. Although there can be no assurance that the proposed recapitalization will be consummated at all or without delay, Tekni-Plex currently contemplates that substantially all of Tekni-Plex's current outstanding indebtedness will be refinanced as part of the proposed recapitalization.

Tekni-Plex is a Delaware corporation with headquarters in Somerville, New Jersey. Tekni- Plex is a global, diversified manufacturer of packaging, products, and materials for the healthcare, consumer, and food packaging industries. Tekni-Plex has built a leadership position in its core markets and focuses on vertically integrated production of highly specialized products. Its operations are aligned under four primary business groups:

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Healthcare Packaging, Products, and Materials; Consumer Packaging and Products;
Food Packaging; and Specialty Resins and Compounds.

Tekni-Plex was founded in 1967 to acquire the General Felt Products division of Standard Packaging Corporation. In 1970, Tekni-Plex diversified into the business of producing polystyrene foam trays for the poultry processing industry. When the controlling interest in Tekni-Plex was acquired by MST in 1994, the principal product lines consisted of clear, high-barrier laminations for pharmaceutical blister packaging; foam processor trays, primarily for the poultry industry; and closure (bottle cap) liners, primarily for pharmaceutical end-uses.

Tekni-Plex has expanded its business through a series of strategic acquisitions. In 1995, Tekni-Plex acquired the Flemington, New Jersey plant and business of Hargro Flexible Packaging Corporation. In 1996, Tekni-Plex completed its acquisition of Dolco Packaging Corporation, a publicly traded foam products company. In March 1998, Tekni-Plex acquired PureTec Corporation, a publicly traded company with annual sales of $315 million.

In January 1999, Tekni-Plex acquired substantially all the assets of Tri-Seal International, Inc., a leader in sophisticated extruded and co-extruded capliners and seals. Also in 1999, Tekni-Plex acquired substantially all the assets of High Voltage Engineering Corporation's Natvar division, a producer of disposable medical tubing.

For the year ended July 2, 1999, Tekni-Plex had revenues of $489.2 million, net income of $15.0 million and EBITDA of $101.7 million for an EBITDA margin of 20.8%, compared with revenues of $309.6 million, net income of $8.67 million and EBITDA of $54.5 million for an EBITDA margin of 17.6% for the year ended July 3, 1998. For the six months ended December 31, 1999, Tekni-Plex had revenues of $212.3 million, net income of $3.8 million and EBITDA of $44.2 million for an EBITDA margin of 20.8%, compared with revenues of $202.1 million, net income of $2.0 million and EBITDA of $39.7 million for an EBITDA margin of 19.7% for the six months ended January 1, 1999. "EBITDA" is defined as net income before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. "EBITDA margin" is calculated as the ratio of EBITDA to net sales for the period.

As an issuer of senior subordinated notes that trade publicly, Tekni-Plex regularly files periodic reports with the Securities and Exchange Commission.

JP Morgan Securities Inc. has been engaged by the Board of Directors to advise on and finance all aspects of the transaction. Deutsche Bank Alex.Brown advised MST on certain aspects of the transaction.

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For further information contact:

       Stephen R. Rusmisel, Esq.
       Winthrop, Stimson, Putnam & Roberts
       (212) 858-1442

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